Exhibit 10.26

December 15, 2004

Board of Directors

Hancock Fabrics, Inc.

One Fashion Way

Baldwyn, MS 38824

RE:	Resignation and Compensation Arrangements

Dear Fellow Board Members:

Pursuant to the Company’s succession plan, I am writing to confirm my resignation as an Officer and Director of Hancock Fabrics, Inc., and any of its subsidiaries and affiliates, effective January 31, 2005.

I understand that I will be entitled to the compensation and benefits set forth in the attachment hereto, in consideration for which I will make myself available to consult with the Company at its request, for reasonable periods and at reasonable times, between January 31, 2005 and my retirement on October 31, 2006.

I am honored and privileged to have been a part of this very special organization, and I wish continued success for the Company in the years ahead.

Sincerely,

/s/ Larry G. Kirk

Larry G. Kirk

Chief Executive Officer

And Chairman on the Board

LGK: ejk

Accepted for the Company at the above date

BY: /s/ Wellford L. Sanders_________

Wellford L. Sanders, Esq., Director

RETIREMENT COMPENSATION- LARRY G. KIRK

Employment:

•	Employment will continue through October 31, 2006 (Retirement Date), therefore, all employee benefits, including pension, employee health, life insurance, etc. will continue to be available.

Salary:

•	2005 - $325,000 ($12,500 per two-week pay period for each of the 26 pay periods during the year)

•	2006 - $243,750 ($12,500 per two-week pay period for each of the 19.5 pay periods during the nine months ended October 31, 2006)

Bonus:

•	2005 - $91,000 to be paid during the first calendar quarter of 2006, concurrently with the payment of other management bonuses for such fiscal year.

•	2006 - $68,250 to be paid during the first calendar quarter of 2007, concurrently with the payment of other management bonuses for such fiscal year.

Stock Options and Restricted Stock:

•

All previous grants will vest according to their original timetable from now through October 31, 2006. On that date, any grants that have not yet vested will automatically vest as prescribed by the “Retirement” provisions of the 2001 Stock Incentive Plan (paragraph 6(e) for options; paragraph 7(a) for restricted stock).

Company Car:

•

Automobile expenses (insurance, gasoline, repairs, etc.) for the Company car will continue to be paid by the Company through October 31, 2006, at which time the car will be given to Mr. Kirk. The portion of such expenses deemed to be for personal use shall continue to be reflected as income on Mr. Kirk’s W-2.

Normal Retirement Benefits:

•

Vacation pay that has been previously deferred will be paid at Retirement Date, and payments for deferred compensation, pension and retiree health coverage will begin at Retirement Date, as is consistent with practices for all employees receiving such benefits.